EXHIBIT 16.1

August 30, 2017

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Agro Capital Management Corp.

Gentlemen:

We have read Item 4.01 “Changes in Registrant’s Certifying Accountant” contained in Agro Capital Management Corp.’s Form 8-K dated August 30, 2017, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Michael Gillespie & Associates, PLLC

Seattle, Washington